Exhibit h(iii)
EXPENSE LIMITATION AGREEMENT
     This EXPENSE LIMITATION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of October, 2009, by and between Federal Life Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its portfolios, the Federal Life Fixed Income Portfolio and the Federal Life Equity Portfolio (each a “Portfolio” and collectively, the “Portfolios”), and Federal Life Insurance Company (Mutual), an Illinois mutual insurance company (the “Sponsor”).
     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust is the sole investment medium of Federal Life Variable Annuity Account — A, a separate account of the Sponsor, for its individual variable deferred annuity contract; and
     WHEREAS, the Sponsor desires to reimburse certain operating expenses of the Portfolios to maintain their expenses at specified levels as set forth below.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Expense Limitation. The Sponsor agrees that in the event the operating expenses, other than the management fee paid to FLC Investment Management Company, LLC, incurred by a Portfolio in any fiscal year, but excluding the amount of any items not normally considered operating expenses such as extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Portfolio (the “Portfolio Operating Expenses”), exceed 0.25% of the Portfolio’s average daily net assets (the “Expense Limit”), the Sponsor shall reimburse the Portfolio for Portfolio Operating Expenses by the extent of such excess. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding directed brokerage arrangements).
     2. Recapture of Reimbursements. If, at the end of any year, there is no liability of the Sponsor to pay a Portfolio any excess amount described in Section 1 above and, during the preceding three fiscal years, any reimbursement has been made by the Sponsor to a Portfolio in order to maintain the Portfolio Operating Expenses at the Expense Limit, the amount of such reimbursement may be recaptured at the Sponsor’s election, provided that the Sponsor shall not be entitled to recapture any amount that would cause the Portfolio Operating Expenses to exceed the Expense Limit for that fee payment period.
     3. Term and Termination. This Agreement shall remain in force for an initial term of one year and shall automatically renew from year to year thereafter. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of each Portfolio, individually, or by the Sponsor; provided, however, that the obligations of the parties set forth in Section 2 of this Agreement shall survive for three (3) years following the termination of this Agreement. This Agreement shall automatically terminate in the event of its assignment.

     4. Captions. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
     5. Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.
     6. Governing Law. This Agreement shall be governed by, subject to and construed in accordance with the 1940 Act and the Investment Advisers Act of 1940, and to the extent not inconsistent, the laws of the State of Illinois without regard to the conflicts of law provisions thereof. All terms used herein shall have the meanings ascribed to such terms by the 1940 Act, the rules and regulations promulgated thereunder and the written positions of the Securities Exchange Commission and its staff.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FEDERAL LIFE TRUST
By:	/s/ William S. Austin
	Name:	William S. Austin
	Title:	President

FEDERAL LIFE INSURANCE COMPANY (MUTUAL)
By:	/s/ William S. Austin
	Name:	William S. Austin
	Title:	President

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